Exhibit 10.8

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “License Agreement”), dated March 13, 2016 (the “Effective Date”), is by and between NEURONEXUS TECHNOLOGIES, INC., a Michigan corporation (hereinafter referred to as “Licensor”) and GREATBATCH LTD., a New York corporation (hereinafter referred to as “Licensee”). The Licensor and the Licensee are sometimes referred to herein collectively as the “parties” and individually as a “party.”

WHEREAS, Licensor is the sole and exclusive owner of and has the right to license to Licensee the Licensed IP (as defined below); and

WHEREAS, Licensor desires to grant, and Licensee desires to obtain, a license with respect to the Licensed IP, including the Licensed Patent Applications (as defined below) and Licensed Patents (as defined below), which are listed on Exhibit A attached hereto, for applications outside the Field of Use (as defined below); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01     Capitalized terms utilized in this License Agreement and not otherwise defined herein shall have the respective meanings assigned and ascribed to them under this Article I, as follows:

(a)     “Action” shall have the meaning assigned and ascribed to such term in Section 12.01.

(b)     “Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. For purposes of this License Agreement, in no event shall Licensee or any of its Affiliates be deemed Affiliates of Licensor (or any of its Affiliates) nor shall Licensor or any of its Affiliates be deemed Affiliates of Licensee (or any of its Affiliates).

(c)     “Bankruptcy Proceeding” shall have the meaning assigned and ascribed to such term under Section 9.03(a) hereof.

(d)      “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by applicable law to be closed for business.

(e)     “Change of Control” means (i) a consolidation or merger of a party or other change of control transaction (other than a merger to reincorporate a party in a different jurisdiction) in which the shareholders or members, as applicable, of a party immediately prior to such transaction do not continue to hold a greater than 50% interest in the successor or survivor entity immediately following such transaction, (ii) a transaction or series of transactions that results in the transfer of more than 50% of the voting power of a party to an unaffiliated Person or (iii) the sale, lease, transfer or other disposition of all or substantially all of the assets of a party (which shall include any effective transfer of such assets regardless of the structure of any such transaction as a license or otherwise).

(f)     “Confidential Information” of a party means any and all information of a confidential or proprietary nature disclosed by a party under this License Agreement, whether in oral, written, graphic or electronic format, which includes, but is not limited to, trade secrets, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, diagrams, data, business activities and operations, customer lists, reports, studies and other technical and business information.

(g)     “Damages” shall have the meaning assigned and ascribed to such term in Section 12.01.

(h)     “Effective Date” shall have the meaning assigned and ascribed to such term in the recitals to this License Agreement.

(i)     “FDA” means the United States Food and Drug Administration or any successor entity.

(j)     “Field of Use” means all neurostimulation (i.e. the delivery of electrical energy to target specific nerve fibers which may be located in the central nervous system and/or the peripheral nervous system and may be performed via implantable or transcutaneous electrical stimulator technologies in order to provide a therapeutic benefit.  Specific neurostimulation nerve targets may include the spinal cord, sacral nerves and other peripheral nerves, deep brain and/or cortical brain structures).

(k)     “Governmental Body” shall mean any (i) nation, state, county, city, town, village, district or other jurisdiction; (ii) federal, state, provincial, municipal, local, foreign or other government; or (iii) governmental or quasi-governmental authority (including any governmental agency branch, department, official or entity, and any court or other tribunal).

(l)     “Improvement” means any enhancement or modification to the technology that is the subject of the Licensed IP.

(m)     “Improvement Notice” shall have the meaning assigned and ascribed to such term under Section 5.01.

(n)     “Improvement Patent” means all patent applications, and all patents issuing therefrom that claim Improvements, have a filing date or were acquired by, transferred or licensed to Licensor on or after the Effective Date and under which Licensor has the right to grant the licenses granted hereunder.

(o)     “Indemnitee” shall have the meaning assigned and ascribed to such term under Section 12.01.

(p)      “Intellectual Property” means U.S. and foreign patents, patent applications, copyrights and copyright registrations and applications, mask works and registrations thereof, know-how and Inventions.

(q)     “Invention” means any invention, discovery, know-how, copyright, trade secret, data, information, technology, process or concept, whether or not patented or patentable, and whether or not memorialized in writing.

(r)     “License Agreement” shall have the meaning assigned and ascribed to such term in the recitals to this License Agreement.

(s)     “Licensed Patent Applications” shall mean those United States or foreign pending patent applications listed on Exhibit A.

(t)     “Licensed Patents” shall mean those United States or foreign patents listed in Exhibit A; together with any patents resulting from (i) a Licensed Patent Application, (ii) any continuation, continuation-in-part, division, reissue, and reexamination of such patents as of the Effective Date, or (iii) any invention disclosure report arising from an Invention that has been documented prior to or as of the Effective Date.

(u)     “Licensed Products” means any product the manufacture, use, offer for sale, sale, distribution or importation of which by Licensee would, without this License Agreement, infringe or contribute to the infringement of a claim of any Licensed IP.

(v)     “Licensed IP” means the Licensed Patents, the Licensed Patent Applications, and the Technical Know-How.

(w)     “Licensee” shall have the meaning assigned and ascribed to such term in the recitals to this License Agreement.

(x)     “Licensor” shall have the meaning assigned and ascribed to such term in the recitals to this License Agreement.

(y)     “Licensor Affiliate” means each Affiliate of Licensor.

(z)     “Person” shall mean any individual, and any corporation, partnership, sole proprietorship, company, firm, association, trust, or governmental agency.

(aa)     “Spin-off Date” shall mean the date that the capital stock of Nuvectra Corporation is distributed to the stockholders of Greatbatch, Inc. as described in Nuvectra Corporation’s Registration Statement on Form 10 filed with the United States Securities and Exchange Commission on July 30, 2015, as further amended.

(bb)     “Technical Know-How” shall include all concepts, methods, devices and/or ideas directed or relating to the Inventions covered by the Licensed Patents or Licensed Patent Applications, some of which may be described or summarized in attached Exhibit A, as and to the extent presently configured, or as may be disclosed in a Licensed Patent Application.

(cc)     “Term” shall have the meaning assigned and ascribed to such term under Section 9.01.

(dd)     “Territory” shall mean the entire world.

LICENSE

Article II.

Section 2.01     Subject to the terms and conditions of this License Agreement, the Licensor hereby grants to the Licensee, and the Licensee hereby accepts a non-exclusive, right and license under the Licensed IP to use, make, have made, offer to sell, sell, distribute and import Licensed Products in the Territory during the Term for applications outside the Field of Use.

Section 2.02     Except for the rights and licenses granted by Licensor under this License Agreement, this License Agreement does not grant to Licensee or any other Person any right, title or interest by implication, estoppel, or otherwise. Without limitation of the foregoing, nothing in this License Agreement shall be construed as granting by implication, estoppel, or otherwise, any right, title or interest in, to or under any Licensor or Licensor Affiliate patent or patent application, other than the Licensed IP, regardless of whether such other patents are dominant or subordinate to any Licensed IP. All rights, titles and interests not specifically and expressly granted by Licensor hereunder are hereby reserved.

Section 2.03     For the avoidance of doubt, the parties acknowledge and agree that Licensor retains the right to fully exploit, and to have any Affiliates use or otherwise exploit, the Licensed IP and any and all Inventions disclosed and/or claimed in the Licensed Patent Applications and the Licensed Patents for all applications within and outside the Field of Use. In addition, Licensee shall not, and shall not permit any of its Affiliates to, use any Licensed IP outside of the specific scope of the license granted to it under this License Agreement.

Section 2.04     The parties agree that any Intellectual Property invented in connection with a Licensed Product solely by or for Licensee during the period commencing on the Spin-off Date and ending on the last day of the Term shall be owned exclusively by Licensee. As used in this Section 2.04, “invented by or for” Licensee means invented by an employee, consultant, or other agent of Licensee.

Article III.

SUBLICENSES

Section 3.01     Licensor hereby grants to Licensee and its Affiliates the right to sublicense any or all of its licensed rights to and under the Licensed IP in accordance with the terms and conditions of this Agreement. Subject to the provisions of this Article III, the granting of such sublicenses shall be at Licensee’s sole and exclusive discretion and Licensee shall have the sole and exclusive power to determine the identity of any sublicensee and the terms and conditions of the sublicense.

Section 3.02     All sublicenses must be in a written agreement. Licensee shall provide to Licensor a true, correct and complete copy of each sublicense agreement entered into by Licensee, and any modification or termination thereof, within ten (10) Business Days following such execution, modification or termination.

Section 3.03     No sublicense of any Licensed IP granted by Licensee, an Affiliate of Licensee or any other sublicensee shall exceed the scope of rights granted to Licensee hereunder.

Section 3.04     Licensee shall require that all sublicense agreements granted by it, an Affiliate of Licensee or any other sublicensee must: (a) include an agreement by the sublicensee to be bound by the terms and conditions of this License Agreement; (b) include Licensor’s right to enforce its rights in the Licensed IP; (c) provide that the term of the sublicense thereunder shall not extend beyond the Term; and (d) indicate that Licensor is a third party beneficiary and entitled to enforce the terms and conditions of the sublicense.

Section 3.05     Upon termination of this License Agreement, if any sublicense is in effect between Licensee or an Affiliate of Licensee and a third party sublicensee, the Licensor, upon receipt of written notice from the sublicensee within ten (10) Business Days after termination of this License Agreement, agrees to negotiate in good faith with such third party sublicensee regarding entry into a direct license agreement from the Licensor to such third party sublicensee; provided, however, that Licensor is not required to negotiate in good faith with such third party sublicensee if it is the cause of a breach that resulted in the termination of this License Agreement or is itself in breach of its obligations under its sublicense, this License Agreement or any supply agreement entered into with Licensor.

Article IV.

PATENT RIGHTS; INTELLECTUAL PROPERTY

Section 4.01     For each Licensed Patent and Licensed Patent Application, Licensor shall be solely responsible for the preparation, filing, prosecution and maintenance thereof. Licensor shall pay all fees and expenses associated with such prosecution and maintenance, and shall keep Licensee reasonably informed of the filing and progress of all material aspects of the prosecution of patent applications and the issuance of patents from such patent applications. Licensor will consult with Licensee concerning any decisions which could affect the scope or enforcement of any issued claims and shall notify Licensee in writing of any additions, deletions or changes in the status of a Licensed Patent or Licensed Patent Application. However, Licensor shall maintain sole authority and discretion to make such decisions.

Section 4.02     In the event that Licensor decides to terminate prosecution of a Licensed Patent Application or discontinue maintaining any Licensed Patent in any country, then the Licensor shall provide the Licensee with prompt written notice of such decision but, in any event, such notice shall be provided to Licensee at least sixty (60) days before any known bar date or non-extendable deadline. At any time after receiving such notice, Licensee may provide the Licensor with written notice that Licensee wishes to assume control of the prosecution of any such Licensed Patent Application or to maintain any such Licensed Patent, as applicable, at the sole and exclusive expense of the Licensee, and Licensor shall assign to Licensee any such Licensed Patent Application and/or Licensed Patent. However, should Licensee fail to provide such notice of its desire to assume control in time to take an action to maintain such Licensed Patent Application and/or Licensed Patent, Licensor shall not be liable to Licensee for damages based on any loss of rights to such Licensed Patent Application and/or Licensed Patent. As a condition precedent to the completion of any such assignment, the Licensee must grant to Licensor a non-exclusive, royalty-free, perpetual right and license under such assigned Licensed Patent Application and/or Licensed Patent to use, make, have made, sell, offer to sell, distribute and import any products incorporating such Licensed Patent Application and/or Licensed Patent within the Field of Use. If the Licensee assumes such control or maintenance obligation, the Licensor agrees to cooperate with the Licensee, its attorneys and agents in the prosecution of such Licensed Patent Application and the maintenance of any Licensed Patent and to provide the Licensee with complete copies of any and all documents and other related materials that the Licensee deems necessary to undertake such control or obligation.

Article V.

IMPROVEMENTS

Section 5.01     During the period commencing on the Effective Date and ending on the Spin-Off Date, Licensor shall provide written notice to Licensee (“Improvement Notice”) promptly after the filing date or, where applicable, the effective date of any assignment or transfer to Licensor, of any relevant Improvement Patents. The Improvement Notice shall include a copy of the relevant patent application and such other details of the Improvement as would reasonably be necessary to effectively evaluate the Improvement.

Section 5.02     If Licensee wishes to include any Improvement Patents identified in an Improvement Notice as a Licensed Patent under this License Agreement, Licensee shall provide written notice to Licensor specifying the particular Improvement Patents that Licensee wishes to include as a Licensed Patent no later than thirty (30) days after the Spin-off Date. Immediately upon Licensee’s notice to Licensor, each Improvement Patent identified by Licensee in the notice will be a Licensed Patent under this License Agreement.

Section 5.03

(a)

All right, title and interest in and to any Improvement conceived, made or reduced to practice by Licensee during the Term of this License Agreement, and all of Licensee’s patents and patent applications claiming its Improvements shall:

(i)     remain the sole and exclusive property of Licensee; and

(ii)     not be licensed to Licensor, unless the parties otherwise specifically agree in writing.

(b)

All right, title and interest in and to any Improvement conceived, made, or reduced to practice solely by Licensor during the Term of this License Agreement, and all of Licensor’s patents and patent applications claiming its Improvements shall:

(i)     remain the sole and exclusive property of Licensor;

(ii)     if first conceived, made, or reduced to practice, within the period commencing on the Effective Date and ending on the Spin-off Date, such Improvements shall be subject to Section 5.01 and Section 5.02; and

(iii) if first conceived, made, or reduced to practice, after the Spin-off Date, such Improvements shall not be licensed to Licensee, unless the parties otherwise specifically agree in writing.

Article VI.

ENFORCEMENT OF LICENSED PATENTS

Section 6.01     In the event of any third party infringement of any Licensed Patent, the party hereto having knowledge thereof shall promptly notify the other party of such infringement and provide it with all details of such infringement that are known by such party. Thereafter, Licensor shall have the sole right to determine the ways and means of addressing the third party infringement. Licensor shall be entitled to receive and retain, for its own use and benefit, any recovery awarded in any litigation related to such infringement, including, without limitation, monetary damages.

Section 6.02     In the event that the Licensor elects not to take action or otherwise fails to take action with respect to any third party infringement, the Licensee may in its sole discretion and at its sole expense, and by counsel of its own choice, bring suit to restrain such infringement, and shall be entitled to receive and retain, for its own use and benefit, any recovery awarded in such suit, including, without limitation, monetary damages; provided that Licensee may not settle any claim without the consent of Licensor, which shall not be unreasonably withheld or delayed, to the extent such settlement would result in a material adverse change to the scope, validity, or enforceability of any of the Licensed IP. In connection therewith, the Licensor agrees (a) to be joined as a party in such litigation, if so required by law, and (b) that the Licensee shall have full control of such litigation.

Section 6.03     Licensee shall not, directly or indirectly through one or more of its Affiliates, challenge the validity of, take material and documented steps to support any proceeding with intended effect of invalidating, or otherwise attempt to limit the scope of any Licensed Patent or Licensed Patent Application, in each case whether through post grant review, inter partes review, ex parte reexamination or other method.

Section 6.04     The parties agree to use reasonable commercial efforts to cooperate with one another in any litigation relating to third party infringement.

Article VII.

MARKING AND REGULATORY CLEARANCES

Section 7.01     Licensee shall comply with the virtual patent marking provisions of 35 USC § 287(a) by marking each Licensed Product sold in the United States, or its packaging, labels, containers, displays or any associated printed materials, as appropriate, manufactured by or on behalf of the Licensee, with an internet address at which each Licensed Product covered by a Licensed Patent is associated with one or more U.S. patent numbers having claims covering the Licensed Product. Licensee shall include in all sublicense agreements, and require in any sublicense agreement granted by it or any sublicensee, a patent marking requirement substantially identical to this Section 7.01. On a semi-annual basis, Licensor shall provide Licensee with an updated list of Licensed Patents covering individual Licensed Products manufactured by or on behalf of the Licensee.

Section 7.02     The parties acknowledge and agree that the Licensee shall have the sole right to adopt and use trademarks of its own choosing with respect to all Licensed Products manufactured and/or sold under this License Agreement and that the Licensee shall own all right, title and interest to such trademarks. The Licensee shall not use any trademark, service mark, trade name, corporate name, or any other identifier of the Licensor, or any Affiliate of the Licensor, in connection with the Licensed Products in any manner without the express written consent of the Licensor.

Section 7.03     Licensee shall, at Licensee’s sole and exclusive expense, comply with all regulations and safety standards concerning Licensed Products developed and commercialized by or under the authority of Licensee, including, without limitation, the regulations and safety standards of the FDA, and obtain all necessary regulatory approvals from Governmental Bodies for the development, production, distribution, sale and use of Licensed Products developed and commercialized by or under the authority of Licensee, including any safety or clinical studies; provided, however, that Licensor shall reasonably cooperate with Licensee in obtaining any regulatory approvals from Governmental Bodies for the development, production, distribution, sale and use of Licensed Products. Licensee shall have responsibility for and provide suitable warning labels, packaging and instructions as to the use for such Licensed Products.

Article VIII.

ROYALTIES

Section 8.01     The parties agree that a royalty fee of $100 per year shall be payable to Licensor by Licensee under this License Agreement in respect of the Licensed IP (the “Royalty Fee”). The Royalty Fee shall be payable each year on or before the anniversary date of this License Agreement; provided, however that Licensee’s failure to pay the Royalty Fee shall not be considered a breach of this License Agreement until thirty (30) days after receiving written notice of non-payment from Licensor.

Article IX.

TERM AND TERMINATION

Section 9.01     This License Agreement and the license hereunder shall be effective as of the Effective Date. This License Agreement shall, unless terminated in accordance with the provisions of this Article IX, be and remain in effect until the expiration of the last to expire Licensed Patent or the last Licensed Patent Application that becomes abandoned, whichever is later (herein referred to as the “Term”).

Section 9.02     In the event of any material breach of this License Agreement by a party, the non-breaching party shall deliver written notice thereof to the breaching party. The breaching party shall use all reasonable commercial efforts to cure such material breach within thirty (30) days of notice from the non-breaching party. If, within such period, the breaching party has not cured such material breach, the non-breaching party shall have the right to terminate this License Agreement upon ten (10) days’ prior written notice to the breaching party. Notwithstanding the foregoing, if such material breach is capable of being cured, but is not reasonably capable of being cured within the thirty (30) day cure period, if the breaching party (i) proposes within such thirty (30) day period a written plan to cure such material breach within a defined time frame extending for a period not to exceed an additional sixty (60) days, and (ii) makes good faith efforts to cure such material breach and to implement such written cure plan, then the non-breaching party may not terminate this License Agreement until the earlier of such time as the breaching party is no longer diligently pursuing such cure in accordance with such plan or the end of such additional period.

Section 9.03     Either party shall have the right to immediately terminate this License Agreement, upon prior written notice to the other party, if the other party: (i) becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (ii) applies for or consents to the appointment of a trustee, receiver or other custodian, or makes a general assignment for the benefit of its creditors; (iii) commences any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceedings (each, hereinafter referred to as a “Bankruptcy Proceeding”); or (iv) has a Bankruptcy Proceeding commenced against it and such Bankruptcy Proceeding is not dismissed within thirty (30) days of the date of commencement thereof.

Section 9.04     Immediately upon termination pursuant to this Article IX, the Licensee shall cease and desist from making, having made, using, importing, distributing, selling and/or offering to sell the Licensed Products; provided, however, that Licensee shall be permitted to dispose of all Licensed Products held as inventory and all Licensed Products in the course of manufacture at the date of termination for a period of thirty (30) days after the date of termination. In the event that this Agreement is terminated pursuant to Section 9.02 or 9.03,, the Licensor shall be free to grant to others exclusive rights under any or all of the Licensed IP. Termination of this License Agreement for any reason, or the expiration of this License Agreement, shall not relieve either party from performing obligations incurred prior to such termination or expiration.

Section 9.05     Neither party shall be in default hereunder by reason of any failure or delay in the performance of its obligations hereunder where such failure or delay is due to any cause beyond its reasonable control, including strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, terrorist attack, embargo, natural disaster, acts of God, flood, fire, sabotage, loss and destruction of property or any other circumstances or causes beyond such party’s reasonable control.

Section 9.06     The provisions of Articles I and Articles VIII through and including Article XIV shall survive termination or expiration of this License Agreement.

Article X.

REPRESENTATIONS AND WARRANTIES BY LICENSOR

Section 10.01     The Licensor, to its knowledge, represents, warrants and covenants that:

(a)     The Licensor is a corporation duly incorporated, validly existing, and in good standing under the law of the State of Michigan, and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this License Agreement.

(b)     The Licensor has taken all necessary corporate action under the laws of the State of Michigan and its certificate of incorporation and its bylaws to authorize the execution and consummation of this License Agreement and, when executed and delivered, this License Agreement shall constitute a valid and legally binding agreement of the Licensor enforceable against the Licensor in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies.

(c)     Neither the execution and delivery of this License Agreement nor the consummation of the transactions contemplated herein will violate any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, binding upon the Licensor, or conflict with or result in any breach of or event of termination under any of the terms of, or constitute a default under or result in the termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to, the terms of any contract or agreement to which the Licensor is a party or by which the Licensor or any of its assets and properties are bound.

(d)     THE LICENSOR HEREBY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING THOSE OF NON-INFRINGEMENT, VALIDITY, FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY.

Article XI.

REPRESENTATIONS AND WARRANTIES BY LICENSEE

Section 11.01     The Licensee, to its knowledge, represents, warrants and covenants that:

(a)     The Licensee is a corporation duly incorporated, validly existing, and in good standing under the law of the State of New York, and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this License Agreement.

(b)     The Licensee has taken all necessary corporate action under the laws of the State of New York and its certificate of incorporate and its bylaws to authorize the execution and consummation of this License Agreement and, when executed and delivered, this License Agreement shall constitute the valid and legally binding agreement of the Licensee enforceable against the Licensee in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforceability of equitable remedies.

(c)     Neither the execution and delivery of this License Agreement nor the consummation of the transactions contemplated herein will violate any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, binding upon the Licensee, or conflict with or result in any breach of or event of termination under any of the terms of, or constitute a default under or result in the termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to, the terms of any contract or agreement to which the Licensee is a party or by which the Licensee or any of its assets and properties are bound.

Article XII.

INDEMNIFICATION & INSURANCE

Section 12.01     Licensor shall indemnify, defend and hold harmless Licensee and its Affiliates, and their respective officers, directors, members, managers, employees, agents, representatives, successors and assigns (each, an “Indemnitee”) against all damages, costs, expenses, interest (including prejudgment interest), losses, claims, demands, liabilities, deficiencies and/or obligations, including, without limitation, reasonable fees and disbursements of counsel (herein referred to, collectively, as “Damages”) arising out of or resulting from any third party claim, suit, action or proceeding related to, arising out of or resulting from Licensor’s breach of any representation, warranty, covenant, agreement or obligation under this License Agreement (each an “Action”).

Section 12.02     Licensor shall indemnify, defend and hold harmless each of the Indemnitees against all Damages arising out of, resulting from or relating to any Action involving a claim that any manufacture, use, sale, offer for sale, distribution or importation of the Licensed IP or any Licensed Product outside the Field of Use in the Territory, or the exercise of any rights or privileges by Licensee granted to it under this License Agreement, infringes any patent or other intellectual property right of any third party; provided that, Licensor shall have no liability to Indemnitee with respect to any claim of infringement that is based solely upon (a) the combination of a Licensed Product with any other product or equipment not covered by the Licensed IP that is not reasonably anticipated by Licensor unless such combination is necessary to practice the Licensed IP and in such case, Licensor shall remain liable to the Indemnitee for such infringement; (b) the customization of a Licensed Product by Indemnitee or any other third party for another Person that is not reasonably anticipated by Licensor unless such customization is necessary to practice the Licensed IP and in such case, Licensor shall remain liable to the Indemnitee for such infringement; and (c) the modification of a Licensed Product by Indemnitee that is not authorized by Licensor and that is not reasonably anticipated by Licensor unless such modification is necessary to practice the Licensed IP and in such case, Licensor shall remain liable to the Indemnitee for such infringement.

Section 12.03     The Indemnitee shall within 30 days of such Indemnitee’s notice of such Action notify the indemnifying party in writing of any Action and cooperate with the indemnifying party at the indemnifying party’s sole cost and expense. The indemnifying party shall immediately take control of the defense and investigation of the Action and shall employ counsel reasonably acceptable to Indemnitee to handle and defend the same, at the indemnifying party’s sole cost and expense. The indemnifying party shall not settle any Action in a manner that adversely affects the rights of any Indemnitee without the Indemnitee’s prior written consent, which shall not be unreasonably withheld or delayed. The Indemnitee’s failure to perform any obligations under this Section 12.03 shall not relieve the indemnifying party of its obligation under this Section 12.03 except to the extent that the indemnifying party can demonstrate that it has been materially prejudiced as a result of the failure. The Indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

Section 12.04     Licensee shall, at all times during the Term and for five (5) years thereafter, obtain and maintain at its own expense the following types of insurance, with limits of liability not less than those specified below:

(a)     Commercial general liability insurance against claims for bodily injury and property damage which shall include contractual coverage and product liability coverage, with limits of not less than $10,000,000 per occurrence and $20,000,000 in the aggregate; and

(b)     Workers compensation and employers’ liability with limits to comply with the statutory requirements of the state(s) in which the License Agreement is to be performed. The policy shall include employers’ liability for not less than $5,000,000 per accident.

Licensee shall deliver certificates of insurance evidencing coverage to Licensor promptly upon request after the execution of this License Agreement and upon reasonably request thereafter. All policies provided for herein shall expressly provide that such policies shall not be cancelled, terminated or altered without at least thirty (30) days prior written notice to the Licensee, and Licensee shall promptly notify the Licensor in the event that a policy provided for herein is cancelled, terminated or altered.

Except for Damages resulting from the Licensor’s gross negligence or willful misconduct, or arising from a breach of the Licensor’s confidentiality obligations hereunder, the Licensor’s maximum liability for Damages arising out of or resulting from any Action hereunder shall be $10,000,000 per occurrence and $20,000,000 in the aggregate. Except for Damages resulting from the Licensor’s gross negligence or willful misconduct, or arising from a breach of the Licensor’s confidentiality obligations hereunder, in no event shall Licensor be liable for any consequential, incidental, indirect, special, punitive or exemplary damages (including, without limitation, lost profits, business or goodwill) suffered or incurred by the Indemnitee. In no case shall Licensor be liable for any damages arising out of the Indemnitee’s gross negligence or willful misconduct.

Article XIII.

CONFIDENTIALITY

Section 13.01     Confidential Information provided by the disclosing party and entitled to protection under this License Agreement shall be identified as such by an appropriate marking of “Confidential Information” on any document exchanged. If the disclosing party provides information other than in written form, such information shall be considered Confidential Information only if (a) the information by its nature would reasonably be considered of a confidential nature or if the receiving party, due to the context in which the information was disclosed, should have reasonably known it to be confidential, and (b) either the disclosing party gives written notice within thirty (30) days of disclosure that such information is to remain confidential or the disclosing party had previously confirmed in writing that such information was confidential.

Section 13.02     Each party acknowledges that the other party claims its trade secrets and other Confidential Information as special, valuable and unique assets. During the Restricted Period for itself and on behalf of its officers, directors, agents, and employees, each party agrees to the following:

(a)     The receiving party will use the Confidential Information only for the purposes of exercising its rights or fulfilling its obligations under this License Agreement and will not otherwise use it for its own benefit. In no event shall the receiving party use less than the same degree of care to protect the Confidential Information as it would employ with respect to its own information of like importance which it does not desire to have published or disseminated.

(b)     The receiving party will not disclose any Confidential Information to any third party or disclose to an employee unless:

(i)     such disclosure is reasonably necessary (A) for the filing or prosecuting of Licensed Patents as contemplated by this License Agreement; (B) to comply with the requirement of a Governmental Body with respect to obtaining and maintaining regulatory approvals (or any pricing and reimbursement approvals) of any Licensed Product; or (C) for prosecuting or defending litigations as contemplated by this License Agreement;

(ii)     such disclosure is reasonably necessary to its members, officers, directors, managers, employees, agents, consultants or contractors on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this License Agreement; provided that in each case, the disclosees must be bound by written obligations of confidentiality and non-use consistent with those contained in this License Agreement;

(iii)     such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided that in each case, the disclosees must be bound by written obligations of confidentiality and non-use consistent with those contained in this License Agreement; or

(iv)     such disclosure is reasonably necessary to comply with applicable law, including regulations promulgated by applicable security exchanges, a valid order of a court of competent jurisdiction, administrative subpoena or order; provided, however, if the receiving party is subject to a valid order of a court of competent jurisdiction, administrative subpoena or order requiring disclosure of Confidential Information, then, prior to disclosing any such Confidential Information, the receiving party shall promptly notify the disclosing party in writing and, upon the disclosing party’s request, shall cooperate with the disclosing party in contesting such request or in obtaining a protective order or other similar injunctive relief.

(c)     The parties acknowledge that either or both parties may be obligated to file a copy of this License Agreement with the United States Securities and Exchange Commission or similar stock exchange authorities or other governmental authorities. Each party shall be entitled to make such a required filing; provided, however, that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such party. In the event of any such filing, each party shall provide the other party with a copy of this License Agreement marked to show provisions for which such party intends to seek confidential treatment and shall reasonably consider and incorporate the other party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing party, governing disclosure of material agreements and material information that must be publicly filed.

(d)     For purposes hereof, the term “Restricted Period” means (a) in the case of any Confidential Information that is designated as trade secrets of a disclosing party (which designation can be made at any reasonable time by the disclosing party), in perpetuity; and (b) in the case of other Confidential Information of a disclosing party, during the Term and for a period of ten (10) years thereafter.

Section 13.03     All information furnished under this License Agreement shall remain the property of the disclosing party and shall be returned to it or destroyed or purged promptly as requested by the disclosing party upon termination of this License Agreement. All documents, memoranda, notes and other tangible embodiments whatsoever prepared by the receiving party based on or which includes Confidential Information shall be destroyed to the extent necessary to remove all such Confidential Information upon the disclosing party’s request. An authorized officer of the receiving party shall, upon request, certify all destruction under this Section 13.03 in writing to the disclosing party.

Section 13.04     The confidentiality obligations in this Article XIII shall not apply to disclosed information that the receiving party can prove: (a) that the receiving party knew at the time of disclosure, free of any obligation to keep it confidential, as evidenced by written records; (b) that is or becomes generally publicly known through disclosure without breach of confidentiality obligations by the receiving party, (c) that the receiving party independently developed without the use of any Confidential Information as evidenced by written records; or (d) receiving party rightfully obtains from a third party who has the right to transfer or disclose it.

Section 13.05     Notwithstanding anything to the contrary contained in this License Agreement, neither party may initiate or make any public announcement or other disclosure concerning the terms and conditions or the subject matter of this License Agreement to any third party without the prior written approval of the other party except as may be required by law. In those circumstances where either party believes that any such disclosure is required by law, it shall (a) notify the other party on a timely basis in advance and (b) use its best efforts to seek confidential treatment of the material provisions of this License Agreement to the greatest extent permitted by applicable law.

Article XIV.

MISCELLANEOUS

Section 14.01      The parties intend for this License Agreement to be an “executory contract” for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. All rights and licenses granted by Licensor under or pursuant to this License Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. Licensee shall have the right to exercise all rights and elections with respect to the Licensed IP. Without limiting the generality of the foregoing, Licensor acknowledges and agrees that, in the event of the commencement of a bankruptcy proceeding by or against any Licensor (or any of Licensor’s Affiliates that own or hold any of the Licensed Patents or Licensed Patent Applications) under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, (a) subject to Licensee’s rights of election, all rights and licenses granted to Licensee hereunder will continue subject to the terms and conditions of this License Agreement, and will not be affected, even by Licensor’s rejection of this License Agreement, and (b) Licensee shall be entitled to a complete duplicate (or complete access to, as appropriate) all such Licensed IP and embodiments of Licensed IP comprising or related to any Licensed Product, and such Licensed IP, if not already in Licensee’s possession, shall be promptly delivered to Licensee, unless Licensor elects to and does in fact continue to perform all of its obligations under this License Agreement.

Section 14.02     Neither party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this License Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without the other party’s prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, either party may, after providing the other party with prior written notice of a proposed transfer or assignment, transfer or assign its rights under the License Agreement to its successor-in-interest in connection with occurrence of a Change of Control without the need to obtain the other party’s prior written consent. In the event of a Change of Control of Licensor, Licensee’s rights under this License Agreement shall continue unless agreed otherwise in writing between the parties. Any purported assignment, delegation or transfer in violation of Section 14.01 is void.

Section 14.03     Unless otherwise provided in this License Agreement, any notice to be given hereunder shall be in writing and (a) delivered personally (to be effective when so delivered), (b) mailed by registered or certified mail, return receipt requested (to be effective four days after the date it is mailed) or (c) sent by Federal Express or other overnight courier service (to be effective when received by the addressee), to the following addresses (or to such other addresses which any party shall designate in writing to the other parties):

(a)     If to Licensor:

NeuroNexus Technologies, Inc.

5830 Granite Parkway

Suite 1100

Plano, Texas 75024

Attn: General Counsel

(b)     If to Licensee:

Greatbatch Ltd.

10000 Wehrle Drive

Clarence, New York 14031

Attn: General Counsel

Section 14.04     This License Agreement and all exhibits attached hereto contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and supersede all prior understandings, arrangements and agreements, written or oral, with respect to the subject matter hereof. No modification or amendments to this License Agreement shall be effective unless in writing and signed by the party against which it is sought to be enforced. The recitals hereto are true and correct, and are part of this License Agreement.

Section 14.05     Each of the parties hereto shall bear such party’s own expenses in connection with this License Agreement and the transactions contemplated hereby, except as may otherwise expressly be set forth herein. It is expressly understood that the parties are independent of one another and that neither has the authority to bind the other to any third person or otherwise to act in any way as the representative of the other, unless otherwise expressly agreed to in writing signed by both parties hereto.

Section 14.06     Each of the parties hereto shall use such party’s commercially reasonable efforts to take such actions as may be necessary or reasonably requested by the other party hereto to carry out and consummate the transactions contemplated by this License Agreement.

Section 14.07     This License Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

Section 14.08     The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this License Agreement. All references in this License Agreement to Sections, Articles and Exhibits refer to the Sections, Articles and Exhibits of this License Agreement and exhibits attached hereto is hereby incorporated in and made a part of this License Agreement.

Section 14.09   Each party acknowledges and agrees that any controversy which may arise under this License Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this License Agreement, or the transactions contemplated by this License Agreement. Each Party certifies and acknowledges that (i) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party makes this waiver voluntarily, and (iII) each Party has been induced to enter into this License Agreement by, among other things, the mutual waivers and certifications in this SECTION 13.08.

Section 14.10     The parties agree that irreparable damage would occur in the event that any of the provisions of this License Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except where this License Agreement is terminated in accordance with Article IX, the parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this License Agreement and to specifically enforce the terms and provisions of this License Agreement and any other agreement or instrument executed in connection herewith. Each party waives any requirements for the securing or posting of any bond in connection with any such remedy. The parties further agree that (i) by seeking the remedies provided for in this Section 14.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party and not otherwise specifically waived under this License Agreement, including monetary damages in the event that this License Agreement has been terminated or in the event that the remedies provided for in this Section 14.10 are not available or otherwise are not granted and (ii) nothing contained in this Section 14.10 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 14.10 before exercising any termination right under Article IX (and pursing damages after such termination) nor shall the commencement of any action pursuant to this Section 14.10 or anything contained in this Section 14.10 restrict or limit any party’s right to terminate this License Agreement in accordance with the terms of Article IX or pursue any other remedies under this License Agreement that may be available then or thereafter.

Section 14.11     Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding contemplated by Section 14.10 or otherwise in any way relating to this License Agreement, on behalf of itself and/or officers, in accordance with the notice provision set forth in Section 14.03 or in such other manner as may be permitted by law, of copies of such process to such party, and nothing in this Section 14.11 shall affect the right of any party to serve legal process in any other manner permitted by law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of any state or federal court within the State of New York in the event any dispute arises out of this License Agreement or the transactions contemplated by this License Agreement, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other similar relief from any such court, (iv) agrees that any actions or proceedings arising in connection with this License Agreement or the transactions contemplated by this License Agreement shall be brought, tried and determined only in a state or federal court within the State of New York, (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it will not bring any action relating to this License Agreement or the license or other matters covered by this License Agreement in any court other than the aforesaid courts. Each of the parties agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law.

Section 14.12     This License Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 14.13     Any term or provision of this License Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this License Agreement, or any such terms in any other jurisdiction. If any provision of this License Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 14.14     Nothing in this License Agreement, express or implied, is intended to confer on any Person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this License Agreement.

Section 14.15     No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this License Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 14.16     This License Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A signed copy of this License Agreement delivered by facsimile, e-mail or other means of electronic transmission (to which a PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this License Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this License Agreement to be properly executed and delivered as of the Effective Date.

NEURONEXUS TECHNOLOGIES, INC.

By:	/s/ Scott F. Drees
Name:	Scott F. Drees
Title:	President

GREATBATCH LTD.

By:	/s/ Thomas J. Hook
Name:	Thomas J. Hook
Title:	CEO